EXHIBIT 2
                                    ---------


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                                                               EXECUTION COPY



                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               AVATEX CORPORATION

                                       AND

                               XETAVA CORPORATION

                            DATED AS OF JUNE 18, 1999










#377352 v10.
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                                TABLE OF CONTENTS
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                                                                                                      PAGE

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Article I             THE MERGER........................................................................2

         SECTION 1.1           The Merger...............................................................2

         SECTION 1.2           Effective Time...........................................................2

         SECTION 1.3           Effects of the Merger....................................................3

         SECTION 1.4           Certificate of Incorporation.............................................3

         SECTION 1.5           By-Laws..................................................................3

         SECTION 1.6           Directors................................................................3

         SECTION 1.7           Officers.................................................................3

Article II            CONVERSION OF SHARES..............................................................3

         SECTION 2.1           Conversion of Shares.....................................................3

         SECTION 2.2           Alternate Consideration Elections........................................6

         SECTION 2.3           Exchange of Shares.......................................................8

         SECTION 2.4           Closing of Transfer Books...............................................11

         SECTION 2.5           Stock Options...........................................................11

         SECTION 2.6           Employment Agreements and Related Arrangements..........................12

         SECTION 2.7           Certain Matters Relating to Deferred Contingent Cash
                               Rights..................................................................12

         SECTION 2.8           Dissenting Shares.......................................................15

Article III           COVENANTS........................................................................15

         SECTION 3.1           Registration Statement; Proxy Statement/Prospectus......................15

         SECTION 3.2           Stockholder Approval....................................................16

         SECTION 3.3           OTCBB/Other Exchange Listing............................................16

         SECTION 3.4           Fees and Expenses.......................................................16

         SECTION 3.5           Fairness and Solvency Opinions..........................................16

         SECTION 3.6           Organization and Capitalization of Newco................................17

         SECTION 3.7           Newco Certificate of Incorporation......................................17

         SECTION 3.8           Authorization of Issuance of Merger Consideration.......................17

Article IV            CONDITIONS TO THE OBLIGATIONS OF AVATEX AND XETAVA...............................17

         SECTION 4.1           Stockholder Approval....................................................17


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                                TABLE OF CONTENTS
                                   (CONTINUED)


         SECTION 4.2           Certain Proceedings.....................................................18

         SECTION 4.3           Listing of New Avatex Common Stock......................................18

         SECTION 4.4           Registration Statement..................................................18

         SECTION 4.5           Blue Sky Laws...........................................................18

         SECTION 4.6           Tax Opinion.............................................................18

         SECTION 4.7           Fairness and Solvency Opinions..........................................18

         SECTION 4.8           Resignations of Certain Directors.......................................18

         SECTION 4.9           Settlements of Certain Litigation.......................................18

         SECTION 4.10          Stockholders' Agreement; Voting Agreement...............................19

         SECTION 4.11          Dissenting Shares.......................................................19

         SECTION 4.12          Releases................................................................19

Article V             CLOSING..........................................................................19

         SECTION 5.1           Time and Place..........................................................19

         SECTION 5.2           Filings at the Closing..................................................19

Article VI            TERMINATION......................................................................19

         SECTION 6.1           Termination.............................................................19

Article VII           MISCELLANEOUS....................................................................20

         SECTION 7.1           Amendment and Modification..............................................20

         SECTION 7.2           Indemnification.........................................................20

         SECTION 7.3           Assignment..............................................................21

         SECTION 7.4           Governing Law...........................................................21

         SECTION 7.5           Counterparts............................................................22

         SECTION 7.6           Interpretation; Definitions.............................................22

         SECTION 7.7           Entire Agreement........................................................25

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                             EXHIBITS AND SCHEDULES

Exhibit A  --    Form of Stockholders' Agreement
Exhibit B  --    Form of Voting Agreement
Exhibit C  --    Certificate of Merger of Xetava Corporation with and into
                 Avatex Corporation


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                                TABLE OF CONTENTS
                                   (CONTINUED)



Exhibit D  --    Form of 6.75% Notes Indenture
Exhibit E  --    Form of Warrant Agreement
Exhibit F  --    Form of Certificate of Incorporation of Avatex Funding, Inc.
Exhibit G  --    Form of Closing Releases

Schedule 2.6 -- Employment Agreements, Benefit Plans









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                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 18, 1999, by and between AVATEX CORPORATION, a Delaware corporation ("Avatex"), and XETAVA CORPORATION, a Delaware corporation ("Xetava"). Avatex and Xetava are sometimes collectively referred to herein as the "Constituent Corporations".

                              W I T N E S S E T H:

                  WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Merger, dated as of April 9, 1998 (the "Original Merger Agreement");

                  WHEREAS, the Constituent Corporations wish to amend and restate the Original Merger Agreement in its entirety as hereinafter set forth;

                  WHEREAS, Avatex has authorized capital stock consisting of (i) 50,000,000 shares of common stock, $5.00 par value per share (the "Old Avatex Common Stock"), of which 13,806,375 shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of Preferred Stock, $5.00 par value, of which (a) 652,273 shares of $5 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"), and (b) 4,312,352 shares of $4.20 Cumulative Exchangeable Series A Preferred Stock (the "Series A Preferred Stock" and together with the Old Avatex Common Stock and the Convertible Preferred Stock, the "Avatex Shares") are issued and outstanding as of the date hereof;

                  WHEREAS, Xetava is a direct, wholly-owned subsidiary of Avatex;

                  WHEREAS, in connection with the consummation of the transactions contemplated hereby, Avatex will organize Avatex Funding, Inc., a Delaware corporation, as a direct, wholly-owned subsidiary of Avatex ("Newco");

                  WHEREAS, the Board of Directors of Avatex and Xetava believe it is in the best interest of each respective corporation and their respective stockholders to consummate the merger of Xetava with and into Avatex (the "Merger") pursuant to the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL");

                  WHEREAS, concurrently with the execution of this Agreement and in order to induce Avatex and Xetava to enter into this Agreement, certain holders of Avatex Shares have executed and delivered an agreement, substantially in the form of Exhibit A hereto, pursuant to which, among other things, such stockholders granted to Avatex their proxy to vote all of the votes entitled to be cast by such stockholders with respect to the Avatex Shares that they own in favor of the adoption of this Agreement, and such stockholders have agreed, among other things, that, in connection with the Merger, they will elect to receive the Convertible Preferred Stock Alternate Consideration (as defined in

Section 2.1 hereof) and the Series A Preferred Stock Alternate Consideration (as defined in Section 2.1 hereof), as applicable (the "Stockholders' Agreement");

                  WHEREAS, concurrently with the execution of this agreement and in order to induce Avatex and Xetava to enter into this Agreement, certain holders of Avatex Shares have executed and delivered an agreement, substantially in the form of Exhibit B hereto, pursuant to which, among other things, such stockholders have agreed to vote all Avatex Shares that they own in favor of the adoption of this Agreement (the "Voting Agreement");

                  WHEREAS, the Board of Directors of Avatex, pursuant to the applicable provisions of the DGCL, has declared the Merger advisable, has approved this Agreement, and has recommended adoption of this Agreement by the stockholders of Avatex entitled to vote thereon;

                  WHEREAS, the Board of Directors of Xetava, pursuant to the applicable provisions of the DGCL, has declared the Merger advisable, has approved this Agreement and has recommended adoption of this Agreement by its sole stockholder; and

                  WHEREAS, capitalized and other defined terms used in this Agreement are defined in Section 7.6 hereof.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

                                   Article I
                                   THE MERGER

                  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof) Xetava shall be merged with and into Avatex in accordance with the applicable provisions of the DGCL, and the separate corporate existence of Xetava shall thereupon cease. Following the Merger, Avatex shall continue as the surviving corporation (hereinafter referred to for periods from and after the Effective Time as the "Surviving Corporation") under the laws of the State of Delaware under the name "Avatex Corporation." Unless the context requires otherwise, any references herein to Avatex with respect to periods from and after the Effective Time shall be deemed to refer to Avatex as the Surviving Corporation.

                  SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by and shall be effective at the time (the "Effective Time") of the filing with the Secretary of State of the State of Delaware of a certificate of merger substantially in the form annexed as Exhibit C hereto (the "Certificate of Merger"), or in such other form as is required by the relevant provisions of the DGCL, and executed in accordance with the relevant provisions of the DGCL, and such other documents as may be required by the provisions of the DGCL (which filings shall be made as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV hereof).


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                  SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  SECTION 1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Avatex shall be amended in its entirety to read as set forth in the Restated Certificate of Incorporation of Avatex attached as Annex A to the Certificate of Merger, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with the terms thereof and the DGCL.

                  SECTION 1.5 BY-LAWS. The By-Laws of Avatex, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the terms thereof and of the Certificate of Incorporation of the Surviving Corporation and as provided by applicable law.

                  SECTION 1.6 DIRECTORS. The directors of Avatex at the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time for the duration of their terms of office and until their respective successors are thereafter duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                  SECTION 1.7 OFFICERS. The officers of Avatex immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are thereafter duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                   Article II
                              CONVERSION OF SHARES

                  SECTION 2.1 CONVERSION OF SHARES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Avatex or Xetava or their respective stockholders:

                  (i) Each share of Old Avatex Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) share (the "Common Stock Exchange Ratio") of class A common stock, par value $0.01 per share (the "New Avatex Common Stock"), of the Surviving Corporation.

                  (ii) (A) Each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Convertible Preferred Stock Electing Shares (as defined below), which shall be converted as described in clause (B) below, and other than Dissenting Shares (as defined below), which shall be converted as described in Section 2.8 below) shall automatically be converted into 9.134 shares (the "Convertible Preferred Exchange Ratio") of New Avatex Common Stock, and (B) each share of Convertible Preferred Stock issued and outstanding with respect to which a Convertible


                                       3
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Preferred Stock Alternate Consideration Election (as defined below) has been effectively made and not revoked on or prior to the Election Deadline (as defined below) pursuant to Section 2.2 below (the "Convertible Preferred Stock Electing Shares") shall be automatically converted into the right to receive the Convertible Preferred Stock Alternate Consideration (as defined in subparagraph
(I) below).

                  (I) For the purposes of this Agreement, the term "Convertible Preferred Stock Alternate Consideration" shall mean, for each Convertible Preferred Stock Electing Share, (1) $ 3.7408 in cash, (2) $ 8.340 (rounded to the nearest whole dollar) principal amount of 6.75% Notes due 2002 of Newco (the "6.75% Notes"), which 6.75% Notes shall be issued in accordance with and governed by an Indenture substantially in the form annexed hereto as Exhibit D (the "6.75% Notes Indenture") and will be guaranteed by the Surviving Corporation as provided in the 6.75% Notes Indenture, (3) warrants to purchase
0.67456 shares (rounded to the nearest whole share) of New Avatex Common Stock exercisable on or after the day that is the three-month anniversary of the Closing Date (except as otherwise set forth in the Warrant Agreement (as defined below)) and until the day that is the five-year and three-month anniversary of the Closing Date at a price per share equal to $2.25, which warrants shall be issued pursuant to a Warrant Agreement substantially in the form annexed hereto as Exhibit E (the "Warrant Agreement"), and (4) a deferred contingent cash right (rounded to the nearest whole number) (a "Convertible Preferred Deferred Contingent Cash Right") equal to 16% of the Net Recovery Participation Cap (as defined in subparagraph (II) below) divided by the total number of shares of Convertible Preferred Stock outstanding immediately prior to the Effective Time.

                  (II) For the purposes of this Agreement, the term "Net Recovery Participation Cap" shall mean an amount equal to 20% of the Net Recovery (as defined below), provided that the Net Recovery Participation Cap shall in no event exceed $7.5 million; and the term "Net Recovery" shall mean the amount obtained from the following equation: (1) all of the cash payments, if any, actually received by the Surviving Corporation in respect of a final, non-appealable judgment in, a voluntary dismissal with prejudice of, or any and all final settlements of, all claims, counterclaims, third-party claims and other claims asserted in or with respect to the lawsuit styled FoxMeyer Health Corporation v. McKesson Corporation, et al., Case No. 9700311, filed by Avatex on January 10, 1997, in the 95th Judicial District Court of Dallas County, Texas (the "McKesson Litigation") (any and all such cash payments are hereinafter referred to collectively (if applicable) as, the "Cash Payment"); minus (2) the sum of the following: (x) the aggregate out-of-pocket expenses incurred previously and hereafter by Avatex in prosecuting the McKesson Litigation and obtaining any such Cash Payment (including, but not limited to, any contingent fee payable to any attorney); (y) any payments, offsets or settlements made by the Surviving Corporation on or with respect to any counterclaims, third-party


                                       4
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claims and other claims in connection with or with respect to the McKesson
Litigation; and (z) an amount (the "Actual Tax Amount") equal to any portion of the Cash Payment includible in income by the Surviving Corporation for federal Income Tax (as defined below) purposes multiplied by the effective Income Tax rate applicable to the Surviving Corporation for the taxable year in which the obligation to pay the Cash Payment to the Surviving Corporation becomes fixed (determined taking into account federal, state and local taxes and all deductions and credits claimed by the Surviving Corporation with respect to such taxable year, and with appropriate adjustments, including, but not limited to, as to the applicable tax rate, to account for any actual or imputed interest in respect of the Cash Payment). The Actual Tax Amount shall be determined by the Surviving Corporation's independent accountants in good faith and such determination shall be final and binding on all parties. For the purposes of this Agreement, the term "Income Tax" shall mean any tax on or measured by income or gross receipts.

                  (iii) (A) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Series A Preferred Stock Electing Shares (as defined below, which shall be converted as described in clause (B) below, and other than Dissenting Shares, which shall be converted as described in Section 2.8 below) shall automatically be converted into 7.253 shares (the "Series A Preferred Exchange Ratio") of New Avatex Common Stock, and (B) each share of Series A Preferred Stock issued and outstanding with respect to which a Series A Preferred Stock Alternate Consideration Election (as defined below) has been effectively made and not revoked on or prior to the Election Deadline pursuant to Section 2.2 below (the "Series A Preferred Stock Electing Shares") shall be automatically converted into the right to receive the Series A Preferred Stock Alternate Consideration (as defined in subparagraph (I) below).

                  (I) For the purposes of this Agreement, the term "Series A Preferred Stock Alternate Consideration" shall mean, for each Series A Preferred Stock Electing Share, (1) $ 2.9705 in cash, (2) $ 6.623 (rounded to the nearest whole dollar) principal amount of 6.75% Notes, which 6.75% Notes shall be issued in accordance with and governed by the 6.75% Notes Indenture and will be guaranteed by the Surviving Corporation as provided in the 6.75% Notes Indenture, (3) warrants to purchase 0.53567 shares (rounded to the nearest whole share) of New Avatex Common Stock exercisable on or after the day that is the three-month anniversary of the Closing Date (except otherwise set forth in the Warrant Agreement) and until the day that is the five-year and three-month anniversary of the Closing Date at a price per share equal to $2.25, which warrants shall be issued pursuant to the Warrant Agreement, and (4) a deferred contingent cash right (rounded to the nearest whole number) (a "Series A Preferred Deferred Contingent Cash Right") equal to 84% of the Net Recovery Participation Cap divided by the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

                  (iv) The Series A Preferred Contingent Cash Rights and the Convertible Preferred Contingent Cash Rights are hereinafter referred to, collectively, as the "Deferred Contingent Cash Rights". The shares of New Avatex


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Common Stock, the Convertible Preferred Stock Alternate Consideration and/or the
Series A Preferred Stock Alternate Consideration to be received in the Merger are sometimes hereinafter referred to, collectively, as the "Merger Consideration."

                  (v) Notwithstanding the foregoing, each share of Old Avatex Common Stock, each share of Convertible Preferred Stock and each share of Series A Preferred Stock that immediately prior to the Effective Time is held in the treasury of Avatex shall be cancelled by virtue of the Merger without any payment of any consideration therefor and shall cease to exist, and no shares of New Avatex Common Stock or other consideration shall be delivered in exchange for such shares.

                  (vi) Each share of common stock, $0.01 par value per share, of Xetava issued and outstanding immediately prior to the Effective Time shall automatically be cancelled by virtue of the Merger without any payment of any consideration therefor and shall cease to exist.

                  (b) Between the date hereof and immediately prior to the Effective Time, (i) the outstanding shares of Old Avatex Common Stock, Convertible Preferred Stock or Series A Preferred Stock shall not be changed into a different number of shares by reason of any reclassification, split-up, combination or exchange of shares, and (ii) no dividend payable in stock or other securities shall be declared thereon with a record date within such period.

                  SECTION 2.2 ALTERNATE CONSIDERATION ELECTIONS. (a) Each person who, on or prior to the Election Deadline (as defined in Section 2.2(c) below), is a record holder of shares of Convertible Preferred Stock shall be entitled to make an unconditional election (the "Convertible Preferred Stock Alternate Consideration Election") with respect to any or all of such person's shares of Convertible Preferred Stock (such shares thereby becoming Convertible Preferred Stock Electing Shares, subject to the provisions of this Section 2.2) on or prior to the Election Deadline to receive, for each Convertible Preferred Stock Electing Share of such person, Convertible Preferred Stock Alternate Consideration.

                  (b) Each person who, on or prior to the Election Deadline, is a record holder of shares of Series A Preferred Stock shall be entitled to make an unconditional election (the "Series A Preferred Stock Alternate Consideration Election") with respect to any or all of such person's shares of Series A Preferred Stock (such shares thereby becoming Series A Preferred Stock Electing Shares, subject to the provisions of this Section 2.2) on or prior to the Election Deadline to receive, for each Series A Preferred Stock Electing Share of such person, Series A Preferred Stock Alternate Consideration.

                  (c) Avatex shall prepare and mail a form of election (the "Form of Election") and a letter of transmittal (which shall specify that delivery of the certificates representing shares of Convertible Preferred Stock or Series A Preferred Stock shall be effected, and risk of loss and title to such certificates shall pass only upon proper delivery of such certificates to the Exchange Agent, and shall contain or request any information that Avatex may reasonably require) with the Proxy Statement (as defined in Section 3.1 below) to the record holders of Convertible Preferred Stock and Series A Preferred Stock as of the record date (the "Record Date") for the Stockholders' Meeting (defined in Section 3.2(a) below), which Form of Election shall be used by each record holder of shares of Convertible Preferred Stock or Series A Preferred Stock who wishes to make a Convertible Preferred Stock Alternate Consideration


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Election or a Series A Preferred Stock Alternate Consideration Election, as
applicable, and shall contain therein the acknowledgment and agreement referred to in Section 2.7(e) below and may request any other information that Avatex may reasonably require. Avatex will use reasonable best efforts to make the Form of Election, a letter of transmittal and the Proxy Statement available to all persons who become record holders of Convertible Preferred Stock or Series A Preferred Stock during the period between the Record Date and the Election Deadline. Any election by any such record holder of Convertible Preferred Stock or Series A Preferred Stock to receive Convertible Preferred Stock Alternate Consideration or Series A Preferred Stock Alternate Consideration, respectively, shall have been properly made only if such record holder has affirmatively made an election on the Form of Election to receive the Convertible Preferred Stock Alternate Consideration or the Series A Preferred Stock Alternate Consideration, as the case may be, and the Exchange Agent (as defined in Section 2.3 below) shall have received at its designated office, by 5:00 p.m., New York City time, on the second business day next preceding the date of the Stockholders' Meeting (or such other time and date as Avatex shall determine, including, but not limited to, as a result of any adjournment or postponement of the Stockholders' Meeting, the "Election Deadline"), a Form of Election properly completed and signed and accompanied by the stock certificates representing the Convertible Preferred Stock Electing Shares or the Series A Preferred Stock Electing Shares, as the case may be, to which such Form of Election relates, and a duly executed letter of transmittal. Holders of record of shares of Convertible Preferred Stock or Series A Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all of the shares of Convertible Preferred Stock or Series A Preferred Stock held by each Representative for a particular beneficial owner.

                  (d) Any Form of Election submitted to the Exchange Agent may be revoked or changed by the stockholder submitting it to the Exchange Agent only by written notice in form and substance reasonably satisfactory to the Exchange Agent, or by a revised, duly executed, Form of Election received by the Exchange Agent (i) prior to the Election Deadline or (ii) after the date of the Proxy Statement, if (and to the extent that) the Exchange Agent is legally required to permit revocations and the Effective Time of the Merger shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Avatex that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates representing the Convertible Preferred Stock Electing Share or the Series A Preferred Stock Electing Shares to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

                  (e) The good faith determination of Avatex as to whether or not a Convertible Preferred Stock Alternate Consideration Election or a Series A Preferred Stock Alternate Consideration Election has been properly made or revoked pursuant to this Section 2.2 with respect to Convertible Preferred Stock Electing Shares or Series A Preferred Stock Electing Shares and when elections and/or revocations were received by it shall be binding. If Avatex determines in

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good faith that any Convertible Preferred Stock Alternate Consideration Election
or Series A Preferred Stock Alternate Consideration Election was not properly made with respect to shares of Convertible Preferred Stock or Series A Preferred Stock, as the case may be, such shares shall be treated by the Exchange Agent as shares which were not Convertible Preferred Stock Electing Shares or Series A Preferred Stock Electing Shares, as the case may be, at the Election Deadline, and such shares will be automatically converted into shares of New Avatex Common Stock in accordance with, and pursuant to, clause (A) of Section 2.1(a)(ii) or clause (A) of Section 2.1(a)(iii), as applicable. The Exchange Agent may, with the agreement of Avatex, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections. Avatex, in its sole discretion, may, but in no circumstance will be obligated to, accept any Form of Election received by it or the Exchange Agent after the Election Deadline.

                  SECTION 2.3 EXCHANGE OF SHARES. (a) Prior to the mailing to the record holders of capital stock of Avatex entitled to vote at the Stockholders' Meeting, Avatex shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") in connection with the Merger. Promptly following the Effective Time, Avatex shall take all steps necessary to enable and cause the Exchange Agent to deliver the applicable Merger Consideration as and when certificates for Avatex Shares are properly surrendered in accordance with this Section 2.3 and the provisions of the letter of transmittal referred to in Section 2.3(b) below. Notwithstanding anything herein to the contrary, New Avatex Common Stock into which Avatex Shares shall be converted in the Merger, or the Convertible Preferred Stock Alternate Consideration or Series A Preferred Stock Alternate Consideration into which Convertible Preferred Stock Electing Shares or Series A Preferred Stock Electing Shares shall be converted in the Merger, shall be deemed to have been received, issued and/or paid as of the Effective Time. No dividends, payments or other distributions with a record or other applicable determination or payment date after the Effective Time with respect to shares of New Avatex Common Stock, or, if applicable, 6.75% Notes or Deferred Contingent Cash Rights, shall be paid to the holder of any unsurrendered stock certificate previously representing Avatex Shares (in any such case, a "Certificate") with respect to which shares of New Avatex Common Stock, or, if applicable, Convertible Preferred Stock Alternate Consideration or Series A Preferred Stock Alternate Consideration, shall be issuable in the Merger until such Certificate shall be surrendered for exchange as provided herein, but (i) upon such surrender there shall be paid, without interest, to the person in whose name the Certificates representing such shares of New Avatex Common Stock, or, if applicable, 6.75% Notes or Deferred Contingent Cash Rights, shall be issued the amount of dividends, payments or other distributions theretofore paid with respect to such shares of New Avatex Common Stock, or, if applicable, 6.75% Notes or Deferred Contingent Cash Rights, as of any record or other applicable determination or payment date subsequent to the Effective Time (but prior to such surrender) and the amount of any cash payable to such person in lieu of fractional shares of New Avatex Common Stock, pursuant to this
Section 2.3, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends, payments or other distributions with a record or other applicable determination date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of New Avatex

Common Stock, or, if applicable, 6.75% Notes or Deferred Contingent Cash Rights, subject in any case to any applicable abandoned property, escheat or similar laws.

                  (b) Promptly after the Effective Time, Avatex shall cause the Exchange Agent to mail to each former record holder of Avatex Shares (other than holders of Convertible Preferred Stock Electing Shares and Series A Preferred Stock Electing Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent, and shall contain or request any information that Avatex may reasonably require) and instructions for use in effecting the surrender of the Certificates.

                  (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal and, if applicable, a Form of Election, duly executed and completed in accordance with the instructions thereto, and such other documents as may be requested, the holder of such Certificate shall, following the Effective Time, be entitled to receive in exchange therefor the applicable Merger Consideration deliverable in respect of the Avatex Shares formerly evidenced by such Certificate or Certificates (together with any cash in lieu of fractional shares of New Avatex Common Stock, if applicable, pursuant to Section 2.3(e)) and any other amounts payable pursuant to Section 2.3(a) hereof, and such Certificate or Certificates shall forthwith be cancelled. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes the right to receive the applicable Merger Consideration and the right to receive cash in lieu of fractional shares of New Avatex Common Stock, if applicable, and any other amounts payable pursuant to Section 2.3(a) hereof. If a Certificate or Certificates formerly evidencing more than one Avatex Share shall be surrendered for exchange as provided in this Agreement at one time by the same holder, (x) certificates representing the number of full shares of New Avatex Common Stock, or, in the case of Convertible Preferred Stock Electing Shares or Series A Preferred Stock Electing Shares, the amount of Convertible Preferred Stock Alternate Consideration or Series A Preferred Stock Alternate Consideration, (y) the amount of cash in lieu of fractional shares of New Avatex Common Stock, if applicable, and (z) any other amounts payable pursuant to Section 2.3(a) hereof deliverable upon the surrender thereof shall be computed on the basis of the aggregate number of Avatex Shares formerly evidenced by such Certificates so surrendered. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Avatex Shares for any Merger Consideration or any other consideration payable pursuant to this Article II delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) If any stock portion of the applicable Merger Consideration is to be delivered to a person other than the person in whose name the Certificate surrendered in exchange thereof is registered, it shall be a condition to the delivery of such certificates representing stock that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

                  (e) Notwithstanding anything herein to the contrary, no certificates representing fractional shares of New Avatex Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Section 2.3, and no fractional shares of New Avatex Common Stock shall be issued in the Merger. Such fractional share interests shall not entitle the holder thereof to vote or to any rights as a security holder of Avatex or the Surviving Corporation. In lieu of any fractional shares of New Avatex Common Stock, each person who otherwise would have been entitled to receive any such fractional shares shall be entitled to receive at the time Merger Consideration is paid pursuant to this Article II, an amount in cash equal to the product obtained by multiplying the fractional share interest to which such person would otherwise be entitled by the average of the last reported sales prices (or the average of the quoted closing bid and ask prices if there were no sales) of a share of Old Avatex Common Stock quoted on the OTC Bulletin Board System (the "OTCBB") (or any other stock exchange, over-the-counter market or trading facility (in any such case, an "Other Exchange") on which the Old Avatex Common Stock is primarily listed or admitted for trading) during the 30 consecutive Trading Days (as defined below) ending on the Trading Day next preceding the Effective Time. For the purposes of this paragraph, the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any of such days on which securities are generally not traded or quoted on the OTCBB or the applicable Other Exchange.

                  (f) As soon as practicable after the determination of the amount of the applicable Merger Consideration to be received, paid and/or issued to the persons who would otherwise have been entitled to such amounts, without interest, shall be received, paid and/or issued to such persons; provided, however, that no such amount will be received, paid and/or issued to any such person prior to the surrender by such person of the Certificates formerly representing such person's Avatex Shares. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable for any cash proceeds delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) Promptly following the date that is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all certificates, instruments or documents representing or otherwise evidencing the Merger Consideration issuable pursuant to this Article II in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing an Avatex Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor Shares of New Avatex Common Stock issuable pursuant to this Article II, any cash in lieu of fractional shares, if applicable, pursuant to the terms hereof and any other amounts payable pursuant to Section 2.3(a) hereof.

                  (h) Notwithstanding anything to the contrary contained in the Agreement, in the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue (or cause the Exchange Agent to issue) in exchange for such lost, stolen or destroyed certificate, certificates or other instruments representing the applicable Merger Consideration, any cash in lieu of fractional shares, if applicable, and any other amounts payable pursuant to Section 2.3(a) hereof, deliverable in respect thereof as determined in accordance with this Article II; provided, however, that the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (i) The issuance and/or payment of Merger Consideration in accordance with the terms of this Article II shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to the Avatex Shares theretofore represented by such Certificates representing such Avatex Shares.

                  SECTION 2.4 CLOSING OF TRANSFER BOOKS. After the Effective Time there shall be no transfers on the stock transfer books of Avatex of the Avatex Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates or other instruments representing the applicable Merger Consideration, any cash in lieu of fractional shares, if applicable, as provided in this Article II and any other amounts payable pursuant to Section 2.3(a) hereof.

                  SECTION 2.5 STOCK OPTIONS. At the Effective Time and without limiting the generality of the matters referred to in Section 1.3, Avatex's obligations with respect to each outstanding option to purchase shares of Old Avatex Common Stock (collectively, the "Stock Options") granted pursuant to Avatex's 1993 Stock Option and Performance Award Plan, as amended (the "Avatex Option Plan"), or any of Avatex's other stock option plans or agreements (the "Avatex Stock Option Plans") shall continue to be obligations of the Surviving Corporation. The Stock Options shall continue to have, and be subject to, the same terms and conditions set forth in the Avatex Stock Option Plans and agreements pursuant to which such Stock Options were issued as in effect immediately prior to the Effective Time, except that the Stock Options shall thereupon be exercisable for shares of New Avatex Common Stock and (a) the number of shares for which such Stock Option shall be exercisable shall equal the product of the Common Stock Exchange Ratio and the number of shares of Old Avatex Common Stock subject to the Stock Option immediately prior to the Effective Time (rounded to the nearest whole number), and (b) the per share exercise price for the shares of New Avatex Common Stock issuable upon the exercise of such assumed Stock Option shall be equal to the aggregate exercise price for the shares of Old Avatex Common Stock subject to the Stock Option, divided by the number of shares of New Avatex Common Stock deemed to be purchasable pursuant to the Stock Option. The date of grant shall be the date on which the Stock Option was originally granted. The Surviving Corporation shall
(i) reserve for issuance the number of shares of New Avatex Common Stock that will become issuable upon the exercise of such Stock Options pursuant to this
Section 2.5 and (ii) at the Effective Time, execute a document acknowledging the Surviving Corporation's obligations with respect thereto under this Section 2.5. Nothing in this Section 2.5 shall affect the schedule of the vesting (or the acceleration thereof) with respect to the Stock Options, in accordance with the terms thereof, to be assumed by the Surviving Corporation as provided in this
Section 2.5.

                  SECTION 2.6 EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS.
(a) At the Effective Date and without limiting the generality of the matters referred to in Section 1.3 hereof, all of Avatex's rights and obligations under the employment agreements and other benefit plans and arrangements applicable to or covering current employees of Avatex listed on Schedule 2.6 hereto shall continue to be the rights and obligations of the Surviving Corporation.

                  (b) Without limiting the generality of the matters referred to in Section 1.3 or 2.6(a) hereof, after the Effective Time, Avatex's Performance Incentive Plan, effective as of January 1, 1997 (as amended by Amendment No. 1 thereto, effective as of June 23, 1997, and by Amendment No. 2 thereto, effective as of January 22, 1998, and as the same may be further amended, supplemented or modified from time to time, the "Incentive Plan"), shall continue in effect after the Effective Time as a benefit plan of the Surviving Corporation and the rights and obligations of Avatex thereunder shall continue after the Effective Time to be the rights and obligations of the Surviving Corporation in accordance with, and pursuant to, this Section 2.6. For the purposes of clarification, it is understood that, for the purposes of determining any amount payable under the Incentive Plan with respect to Litigation Income (as such term is defined in the Incentive Plan), Litigation Income shall be calculated in the same manner as Net Recovery is to be calculated herein, provided that the provisions of Section 2.1 (a)(ii) (II) (z) hereof shall not be deemed applicable with respect to the definition of Litigation Income or otherwise with respect to the calculation or payment of any amounts payable under the Incentive Plan with respect to Litigation Income.

                  SECTION 2.7 CERTAIN MATTERS RELATING TO DEFERRED CONTINGENT CASH RIGHTS. (a) No Deferred Contingent Cash Right shall (i) be transferable by any recipient thereof in connection with the Merger, except by will or pursuant to the laws of descent and distribution or by operation of law, (ii) be evidenced by a certificate or other instrument, (iii) possess any voting rights,
(iv) receive or be entitled to receive any dividends or interest, or (v) represent any equity interest in Avatex, Xetava or the Surviving Corporation.

                  (b) The Surviving Corporation will maintain (or cause to be maintained) books of record of the recipients of Deferred Contingent Cash Rights in the Merger as provided by this Agreement. Such books of record shall show the names and addresses of the respective recipients of Deferred Contingent Cash Rights, as the same are made available to Avatex in connection with the consummation of the Merger.

                  (c) Notwithstanding anything to the contrary contained herein or in the Incentive Plan, no provision of the Incentive Plan shall affect or be deemed to affect any payment on the Deferred Contingent Cash Rights hereunder;

provided, however, that if the Surviving Corporation amends the Incentive Plan in such a manner that accelerates when payments under the Incentive Plan with respect to Litigation Income may be made, the terms of this Agreement shall be deemed amended to the extent necessary so that the time at which the Surviving Corporation becomes obligated to make any payments on the Deferred Contingent Cash Rights hereunder shall occur concurrently with the time that the Surviving Corporation first becomes obligated to make payments under the Incentive Plan with respect to Litigation Income.

                  (d) (i) Subject to subparagraph (ii) below, payment, if any, on the Deferred Contingent Cash Rights shall be made to the registered recipients thereof as of a date that is not later than 30 days following the date on which the Surviving Corporation receives the full Cash Payment; provided, however, that, if the Cash Payment is to be received by the Surviving Corporation in more than one installment, the Surviving Corporation shall make interim payments on the Deferred Contingent Cash Rights not later than 30 days following the date on which the Surviving Corporation actually receives any portion of the full Cash Payment, individually or in the aggregate with other Cash Payments with respect to which an Interim Payment (as defined below) has not yet been paid, that would result in the Surviving Corporation being able to make, in accordance with the applicable provisions of Sections 2.1(a)(ii)(I), 2.1(a)(ii)(II) and 2.1(b)(iii)(I) hereof and this Section 2.7, a payment on the Deferred Contingent Cash Rights at such time of at least $500,000 (each of any such payments, an "Interim Payment"). Notwithstanding anything to the contrary herein and to avoid any confusion herein, under no circumstances will the Surviving Corporation be obligated to make any payment on the Deferred Contingent Cash Rights until such time as there has been, with respect to each and every defendant in the McKesson Litigation, a final, non-appealable judgment, a voluntary dismissal with prejudice of, or final settlement of all claims, counterclaims, third-party claims and other claims asserted in or with respect to the McKesson Litigation.

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, for the purposes of calculating an actual payment on the Deferred Contingent Cash Rights, Avatex shall exclude from the Cash Payment upon which such payment on the Deferred Contingent Cash Rights is to be based an amount equal to any portion of such Cash Payment that is includible in income by the Surviving Corporation for federal Income Tax purposes multiplied by the highest, combined marginal rate of federal, state and local Income Taxes that is likely to be applicable to the Surviving Corporation for the taxable year in which the obligation to pay the Cash Payment to the Surviving Corporation became fixed (such amount, the "Retained DCCR Payment Amount"), which Retained DCCR Payment Amount shall be determined by the Surviving Corporation's independent accountants in good faith and may include appropriate adjustments, including, but not limited to, to account for any actual or imputed interest that is likely to be includible in income in respect of the Cash Payment, and such determination shall be final and binding on all parties. If the Retained DCCR Payment Amount exceeds the Actual Tax Amount with respect to the Cash Payment upon which such payment on the Deferred Contingent Cash Rights is based, the amount of such excess shall be paid pro rata to the registered recipients of Deferred Contingent Cash Rights (such payment, the "Excess Payout"). The Excess

Payout, including interest thereon at a rate of 5% per annum accruing from the date on which the Surviving Corporation receives the Cash Payment upon which such payment on the Deferred Contingent Cash Rights is based to the date of the actual payment of the Excess Payout, shall be made not later than 30 days following the later of (x) the date on which the Surviving Corporation actually files all of its federal, state and local Income Tax returns for the taxable year in which the obligation to pay the Cash Payment to the Surviving Corporation became fixed, and (y) the date on which the Surviving Corporation actually receives the Cash Payment upon which such payment on the Deferred Contingent Cash Rights is based.

                  (iii) Any payments on the Deferred Contingent Cash Rights shall be made to the registered recipients of Deferred Contingent Cash Rights at their respective addresses in the books of record of the Surviving Corporation. A recipient of a Deferred Contingent Cash Right shall not be entitled to any interest for the period of time between the date on which the Surviving Corporation receives any portion of the Cash Payment and the date on which timely payment is made on the Deferred Contingent Cash Rights in accordance with the terms hereof; provided, however, that any payments made on the Deferred Contingent Cash Rights after expiration of the 30-day periods referred to in the subparagraphs (i) and (ii) above shall include interest thereon at a rate of 8% per annum accruing from the first day following the expiration of such applicable 30-day period to the date of the actual applicable payment on Deferred Contingent Cash Rights in accordance with the terms hereof; provided further, however, that such interest shall in no event accrue on any portion of the Retained DCCR Payment Amount until after the expiration of the 30-day payment period applicable to the payment of the Excess Payout referred to in subparagraph (ii) above, or on any payment made on the Deferred Contingent Cash Rights during either such 30-day period so long as such applicable payment was made to the registered recipient of Deferred Contingent Cash Rights at their respective addresses in the books and records of the Surviving Corporation.

                  (e) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) the Surviving Corporation shall retain sole and exclusive control of the McKesson Litigation and may, among other things, dismiss, settle or cease prosecuting all or any portion of the McKesson Litigation at any time, including, without limitation, without obtaining any cash or other recovery,
(ii) no recipient of Deferred Contingent Cash Rights shall have any rights against the Surviving Corporation or its directors, officers, agents, attorneys, representatives, stockholders or affiliates for any decision regarding the conduct or disposition of the McKesson Litigation, including, without limitation, any decision to dispose or cease the prosecution of all or any portion of the McKesson Litigation without a cash recovery by the Surviving Corporation (except for any claim for violation or breach of Section 2.7(f) below), and (iii) the Surviving Corporation's good faith determination of the amounts of the Net Recovery and the Net Recovery Participation Cap will be final, conclusive and binding on the recipients of Deferred Contingent Cash Rights. In addition, in the event that any applicable law, rule, regulation or order limits or prevents the distribution of all or any portion of the Net Recovery, the Surviving Corporation shall have no obligation whatsoever to make any payment in excess of the allowable amount, if any. Consequently, should all or any portion of the payments on the Deferred Contingent Cash Rights required by this Agreement be in excess of the allowable amount at the time such payment is to be made, the Surviving Corporation will not make all or any portion of the payment, as the case may be, in excess of the allowable amount at such time or at any future time. Each record holder of shares of Convertible Preferred Stock or Series A Preferred Stock electing to receive the Convertible Preferred Stock Alternate Consideration or the Series A Preferred Stock Alternate Consideration, as applicable, in accordance with this Agreement will be required to acknowledge and agree to the foregoing provisions of this Section 2.7(e), and, in connection therewith, each Form of Election to be signed by such record holders will contain such acknowledgment and agreement.

                  (f) Avatex agrees and covenants not to artificially arrange its affairs so as to avoid or minimize the payment on the Deferred Contingent Cash Rights (including, without limitation, arranging for some payment of goods or services, directly or indirectly, from the McKesson Litigation defendants outside of a settlement thereof).

                  SECTION 2.8 DISSENTING SHARES. Notwithstanding any other provision of this Agreement to the contrary, the shares of Convertible Preferred Stock and Series A Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall be entitled to perfect appraisal rights pursuant to Section 262 of the DGCL and who have fully complied with all of the requirements of Section 262 of the DGCL for perfecting appraisal rights (any such shares, the "Dissenting Shares"), shall not be converted into or represent the right to receive the applicable Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such shares of Convertible Preferred Stock and Series A Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Convertible Preferred Stock or Series A Preferred Stock in the manner set forth in Section 2.1.

                                  Article III
                                   COVENANTS

                  SECTION 3.1 REGISTRATION STATEMENT; PROXY
STATEMENT/PROSPECTUS. After the execution of this Agreement, Avatex and Newco shall prepare and file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement (the "Registration Statement") with respect to the New Avatex Common Stock, warrants to purchase shares of New Avatex Common Stock (including the shares of New Avatex Common Stock issuable upon the exercise of such warrants) and the 6.75% Notes to be issued in the Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Avatex also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of

New Avatex Common Stock, warrants to purchase shares of New Avatex Common Stock (including the shares of New Avatex Common Stock issuable upon the exercise of such warrants) and the 6.75% Notes pursuant to the Merger, and Avatex, Xetava and Newco shall furnish all information concerning Avatex, Xetava and Newco and the holders of Avatex Shares and shall take such other action as may be reasonably requested by the SEC. Avatex shall maintain the effectiveness of the Registration Statement as it relates to the warrants to purchase shares of New Avatex Common Stock (including the shares of New Avatex Common Stock issuable upon the exercise of such warrants) covered thereunder until the earlier of when
(i) all of such warrants have been exercised or (ii) the exercise period for the exercise of such warrants under the Warrant Agreement has expired. Avatex shall prepare for inclusion in the Registration Statement, shall file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the time the Registration Statement is filed as provided above, and shall use all reasonable efforts to have cleared by the SEC, a proxy statement with respect to the meeting of stockholders of Avatex as provided in Section 3.2 below (the "Proxy Statement"), and shall mail the Proxy Statement to such stockholders as promptly as practicable after clearance of the Proxy Statement with the SEC. The Proxy Statement shall include the recommendation of the Board of Directors of Avatex in favor of adoption of this Agreement and the Merger.

                  SECTION 3.2 STOCKHOLDER APPROVAL. (a) Avatex shall take all steps necessary to call, give notice of in accordance with the DGCL, convene and hold a meeting of its stockholders entitled to vote on the Merger (the "Stockholders' Meeting") as soon as practicable for the purpose of adopting this Agreement, approving the Merger and for such other purposes as may be necessary or desirable.

                  (b) The Board of Directors of Avatex shall recommend to its stockholders the adoption of this Agreement and shall use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

                  SECTION 3.3 OTCBB/OTHER EXCHANGE LISTING. Avatex and Newco shall use their respective reasonable best efforts to effect, at or before the Effective Time, approval for quotation or listing on the OTCBB or an Other Exchange, upon official notice of issuance, of the New Avatex Common Stock, warrants to purchase shares of New Avatex Common Stock (including the shares of New Avatex Common Stock issuable upon the exercise of such warrants) and the 6.75% Notes to be issued pursuant to the Merger.

                  SECTION 3.4 FEES AND EXPENSES. Each party hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 3.5 FAIRNESS AND SOLVENCY OPINIONS. (a) The Board of Directors of Avatex shall use its reasonable best efforts to have updated in form and substance satisfactory to the Board of Directors of Avatex, as of the time of the mailing of the Proxy Statement and as of the Effective Time, the opinions of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Board of Directors of Avatex (the "HL"), that the Board of Directors of Avatex received to the effect that (i) the consideration that the holders of the Old Avatex Common Stock are entitled to receive pursuant to the Merger is fair to such holders from a financial point of view, and (ii) the consideration that the holders of the Convertible Preferred Stock and the Series A Preferred Stock are entitled to receive pursuant to the Merger is, in the aggregate, within a reasonable fair value of the Convertible Preferred Stock or the Series A Preferred Stock, as applicable (such opinions as of the date hereof and as so updated, collectively, the "Fairness Opinions").

                  (b) The Board of Directors of Avatex shall use its reasonable best efforts to have updated in form and substance satisfactory to the Board of Directors of Avatex, as of the time of the mailing of the Proxy Statement and as of the Effective Time, the opinion of HL that the Board of Directors of Avatex received as to the solvency of the Surviving Corporation after giving effect to the Merger and the consummation of the other transactions contemplated herein (such opinion as of the date hereof and as so updated, the "Solvency Opinion").

                  SECTION 3.6 ORGANIZATION AND CAPITALIZATION OF NEWCO. (a) Prior to the Effective Time, Avatex will organize Newco as a direct, wholly-owned subsidiary of Avatex. At all times after such organization and prior to the transfer of the Phar-Mor Stock (as defined below) contemplated by this Section 3.6, Newco will have no assets or liabilities of any kind whatsoever and will not have conducted any business operations of any kind whatsoever, other than the activities associated with its incorporation, its authorization of any agreement, document or instrument it is to execute or be subject to in connection with the consummation of the transactions contemplated by this Agreement, and its consummation of transactions contemplated by this Agreement.

                  (b) On or prior to the tenth business day after the Election Deadline, Avatex shall, in the form of a contribution to the capital of Newco, assign, transfer, convey and deliver to Newco, and Newco shall acquire and accept from Avatex, free and clear of all liens, claims and encumbrances (other than those created under the 6.75% Notes Indenture and the Pledge and Security Agreement contemplated thereby) all of Avatex's right, title and interest in and to 3,571,533 shares of common stock, par value $0.01 per share, of Phar-Mor, Inc., a Pennsylvania corporation (the "Phar-Mor Stock").

                  SECTION 3.7 NEWCO CERTIFICATE OF INCORPORATION. Prior to the Effective Time, Avatex shall cause Newco to file with the Secretary of State of the State of Delaware the Newco Certificate of Incorporation substantially in the form annexed hereto as Exhibit F.

                  SECTION 3.8 AUTHORIZATION OF ISSUANCE OF MERGER CONSIDERATION. Avatex shall use reasonable efforts to obtain any authorizations and consents necessary, and shall use reasonable efforts to take such further actions as may be required, for the payment and/or issuance of the Merger Consideration to holders of Avatex Shares pursuant to the terms of this Agreement.

                                   Article IV
                     CONDITIONS TO THE OBLIGATIONS OF AVATEX
                                   AND XETAVA

                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  SECTION 4.1 STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the affirmative vote of the holders (collectively, the "Stockholder Approval") of (i) at least a majority of the outstanding shares of Old Avatex Common Stock, (ii) at least two thirds of the outstanding shares of Convertible Preferred Stock, and (iii) at least two thirds of the outstanding shares of Series A Preferred Stock, in each case, voting separately as a class, at the Stockholders' Meeting or any other meeting of Avatex stockholders, and by written consent of the sole stockholder of Xetava.

                  SECTION 4.2 CERTAIN PROCEEDINGS. Neither Avatex nor Xetava shall be subject to any writ, order, decree or injunction of a court of competent jurisdiction prohibiting or restricting the consummation of the Merger.

                  SECTION 4.3 LISTING OF NEW AVATEX COMMON STOCK. The New Avatex Common Stock to be issued in the Merger shall have been approved for quotation or listing on the OTCBB, subject to official notice of issuance, or on an Other Exchange as so provided for in Section 3.3.

                  SECTION 4.4 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective, shall be effective at the Effective Time, and no stop order suspending such effectiveness or the use of the Proxy Statement shall have been issued or proceedings for either such purpose shall have been instituted.

                  SECTION 4.5 BLUE SKY LAWS. Avatex shall have received all Blue Sky authorizations necessary to issue the Merger Consideration.

                  SECTION 4.6 TAX OPINION. Avatex and Xetava shall have received an opinion of their counsel, Weil, Gotshal & Manges LLP, to the effect that, for federal income tax purposes, (i) the Merger will constitute a recapitalization of Avatex within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by Avatex or Xetava pursuant to the Merger (other than possibly with respect to the issuance of Deferred Contingent Cash Rights); and (iii) no gain or loss will be recognized by a holder of Avatex Shares upon the exchange of such shares solely for shares of New Avatex Common Stock pursuant to the Merger (except with respect to any cash received in lieu of fractional shares and any New Avatex Common Stock received by a holder of Series A Preferred Stock or Convertible Preferred Stock on account of dividend arrearages). In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates.

                  SECTION 4.7 FAIRNESS AND SOLVENCY OPINIONS. The Fairness Opinions and the Solvency Opinion, including the updates thereof referred to in
Section 3.5 above, shall have been received and shall not have been modified, withdrawn or revoked (i) as of the time of the mailing of the Proxy Statement to the stockholders of Avatex or (ii) before the Effective Time.

                  SECTION 4.8 RESIGNATIONS OF CERTAIN DIRECTORS. Each of Messrs. Daniel Gropper, Vincent Intrieri, Ralph DellaCamera, Jr. and Brian Miller shall have delivered a written letter to Avatex providing for the resignation of each of them as directors of Avatex effective immediately prior to the Effective Time.

                  SECTION 4.9 SETTLEMENTS OF CERTAIN LITIGATION. The lawsuits, filed in April 1998 in the Delaware Chancery Court, styled Harbor Finance Partners Ltd., et. al. v. Butler, et al., C.A. No. 16334 and Strougo v. Butler, et. al., C.A. No. 16345, each of which lawsuits was consolidated by the Delaware Chancery Court in May 1998 under the caption In re: Avatex Corporation Shareholders Litigation, C.A. No. 16334, and Elliott Associates, L.P. v. Avatex Corporation, et. al., C.A. No. 16336, shall be settled pursuant to a settlement agreement with terms and provisions satisfactory to Avatex and such settlement agreement shall be approved by a court of competent jurisdiction and, in connection therewith, such litigation shall be dismissed with prejudice, and such settlement, approval and dismissal shall be final and non-appealable.

                  SECTION 4.10 STOCKHOLDERS' AGREEMENT; VOTING AGREEMENT. Neither the Stockholders' Agreement nor the Voting Agreement shall have terminated or been terminated, and no notice of any such termination shall have been delivered to Avatex by any stockholder party thereto. There shall not have been a breach of the Stockholders' Agreement or the Voting Agreement by any of the stockholders of Avatex party thereto.

                  SECTION 4.11 DISSENTING SHARES. On the Closing Date, shares of Convertible Preferred Stock that constitute Dissenting Shares shall aggregate no more than 5% of the then outstanding shares of Convertible Preferred Stock, or shares of Series A Preferred Stock that constitute Dissenting Shares shall aggregate no more than 5% of the then outstanding shares of Series A Preferred Stock.

                  SECTION 4.12 RELEASES. Each of the stockholders of Avatex party to the Stockholders' Agreement or the Voting Agreement, for themselves and each of their respective affiliates, shall have executed and delivered to Avatex a written release, substantially in the form of Exhibit G hereto, which release shall be as of, and effective upon, the effectiveness of the Merger.

                                   Article V
                                    CLOSING

                  SECTION 5.1 TIME AND PLACE. The closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, on a date agreed to by Avatex and Xetava following satisfaction or waiver by Avatex or Xetava, as the case may be, of the conditions set forth in Article IV. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  SECTION 5.2 FILINGS AT THE CLOSING. Avatex and Xetava shall immediately after the Closing (a) file with the Delaware Secretary of State the Certificate of Merger and (b) take all such other and further actions as may be required by law to make the Merger effective.

                                   Article VI
                                   TERMINATION

                  SECTION 6.1 TERMINATION. Avatex may terminate this Agreement
(a) if holders of at least 50.1% of each of the shares of Convertible Preferred Stock and Series A Preferred Stock outstanding as of immediately prior to the Election Deadline have not effectively made (and not revoked) prior to the Election Deadline a Convertible Preferred Stock Alternate Consideration Election or Series A Preferred Stock Alternate Consideration Election, as the case may be, pursuant to Section 2.2 hereof, or (b) if shares of Convertible Preferred Stock that constitute Dissenting Shares shall aggregate more than 5% of the then outstanding shares of Convertible Preferred Stock or shares of Series A Preferred Stock that constitute Dissenting Shares shall aggregate more than 5% of the then outstanding shares of Series A Preferred Stock. In addition, this Agreement may be terminated at any time prior to the Effective Time, whether before or after Stockholder Approval, by the Board of Directors of either of Avatex or Xetava, including, without limitation, because of the non-fulfillment of any of the conditions set forth in Article IV hereof. In the event of termination of the Merger pursuant to the foregoing sentences, this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto.

                                  Article VII
                                  MISCELLANEOUS

                  SECTION 7.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented, before or after Stockholder Approval, only by written agreement of Avatex and Xetava at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by Avatex's stockholders pursuant to Section 3.2, no such amendment or modification shall be made that by law requires further approval by the stockholders of Avatex entitled to vote thereon without the further approval of such stockholders.

                  SECTION 7.2 INDEMNIFICATION. (a) The Surviving Corporation shall maintain, for a period of at least six years from the Effective Time, (i) director and officer liability insurance providing at least $30 million of coverage with respect to Avatex's present and former officers and directors and other similar coverage as the current policies maintained by or on behalf of Avatex, and containing terms and conditions which are no less advantageous with respect to matters existing or occurring at or prior to the Effective Time, and in the event any claim is made against present or former directors or officers of Avatex that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation shall not do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim; provided, however, that if the cost of maintaining such insurance exceeds twice the current cost related to providing such insurance (the "Current Cost"), then the Surviving Corporation shall maintain such director and officer liability insurance with the maximum amount of coverage obtainable at twice such Current Cost, and (ii) provisions in its certificate of incorporation and by-laws relating to indemnification, exculpation and advancement of expenses no less favorable than the rights to indemnification, exculpation and advancement of expenses now existing in favor of the present and former directors and officers of Avatex and its subsidiaries as provided in its certificate of incorporation or by-laws or otherwise in effect on the date hereof; provided, however, that with respect to any claim asserted, made or originated prior to the expiration of such six-year period until the final disposition of such Claim (as hereinafter defined), and that during such period, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity or advancement of expenses of the present and former directors or officers of Avatex, or the ability of the Surviving Corporation to indemnify (or advance expenses to) them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or advancement of expenses or the ability to indemnify or advance expenses.

                  (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Avatex against all losses, claims, damages, costs, expenses or liabilities, or in connection with any claim, action, suit, proceeding or investigation (a "Claim"), arising out of the fact that such person is or was an officer or director of Avatex (or out of any action taken by any such person on behalf of Avatex), pertaining to any matter existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, or at or after, the Effective Time. In each case such indemnification shall be to the fullest extent that a corporation is permitted under applicable law to indemnify its own directors and officers, as the case may be (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such present or former director or officer of Avatex seeking indemnification hereunder to the full extent permitted by law).

                  (c) Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification under this Section 7.2, it shall direct, at the election of the director or officer of Avatex seeking indemnification hereunder, that the determination of any such approval shall be made by independent counsel acceptable to the Surviving Corporation selected by such present or former director or officer of Avatex seeking indemnification hereunder.

                  (d) This Section 7.2 shall survive the consummation of the Merger. The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by the present and former directors and officers of Avatex. The rights provided under this Section 7.2 shall be in addition to, and not in lieu of, any rights to which any party may have under the Certificate of Incorporation or By-Laws of Avatex or the Surviving Corporation, any other agreements or otherwise.

                  SECTION 7.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

                  SECTION 7.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                  SECTION 7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 7.6 INTERPRETATION; DEFINITIONS. (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; and (iii) the term "business day" shall mean any day of the week other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close. Terms defined herein in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (b) Each of the following terms shall have the respective meaning ascribed such term in the section of this Agreement set forth opposite such term below:

Term                                            Section
----                                            -------

Actual Tax Amount                               2.1(a)(ii)(A)(II)
Agreement                                       Introductory Paragraph
Avatex                                          Introductory Paragraph
Avatex Option Plan                              2.5
Avatex Shares                                   Recitals
Avatex Stock Option Plans                       2.5

Cash Payment                                    2.1(a)(ii)(A)(II)
Certificate                                     2.3(a)
Certificate of Merger                           1.2
Claim                                           7.2(b)
Closing                                         5.1
Closing Date                                    5.1
Code                                            4.6
Common Stock Exchange Ratio                     2.1(a)(i)
Constituent Corporations                        Introductory Paragraph
Convertible Preferred Deferred
  Contingent Cash Right                         2.1(a)(ii)(A)(I)
Convertible Preferred Exchange Ratio            2.1(a)(ii)
Convertible Preferred Stock                     Recitals
Convertible Preferred Stock Alternate
  Consideration                                 2.1(a)(ii)(A)(I)
Convertible Preferred Stock Alternate
  Consideration Election                        2.2(a)
Convertible Preferred Stock Electing
  Shares                                        2.1(a)(ii)
Current Cost                                    7.2(a)
Deferred Contingent Cash Rights                 2.1(a)(iv)
DGCL                                            Recitals
Dissenting Shares                               2.8
Effective Time                                  1.2
Election Deadline                               2.2(c)
Excess Payout                                   2.7(d)
Exchange Act                                    3.1
Exchange Agent                                  2.3(a)
Fairness Opinion                                3.5(a)
Form of Election                                2.2(c)
HL                                              3.5(a)
Incentive Plan                                  2.6(b)

Interim Payment                                 2.7(d)
Income Tax                                      2.1(a)(ii)(A)(II)
Litigation Income                               2.6(b)
McKesson Litigation                             2.1(a)(ii)(A)(II)
Merger                                          Recitals
Merger Consideration                            2.1(a)(iv)
Net Recovery                                    2.1(a)(ii)(A)(II)
Net Recovery Participation Cap                  2.1(a)(ii)(A)(II)
New Avatex Common Stock                         2.1(a)(i)
Newco                                           Recitals
Old Avatex Common Stock                         Recitals
Original Merger Agreement                       Recitals
Other Exchange                                  2.3(e)
OTCBB                                           2.3(e)
Phar-Mor Stock                                  3.6(b)
Proxy Statement                                 3.1
Record Date                                     2.2(c)
Registration Statement                          3.1
Retained DCCR Payment Amount                    2.7(d)
Representative                                  2.2(c)
SEC                                             3.1
Securities Act                                  3.1
Series A Preferred Deferred Contingent
  Cash Right                                    2.1(a)(iii)(A)(I)
Series A Preferred Exchange Ratio               2.1(a)(iii)(A)
Series A Preferred Stock                        Recitals
Series A Preferred Stock Alternate
  Consideration                                 2.1(a)(iii)(A)(I)
Series A Preferred Stock Alternate
  Consideration Election                        2.2(b)
Series A Preferred Stock Electing
  Shares                                        2.1(a)(iii)(A)

6.75% Notes                                     2.1(a)(ii)(A)(I)
6.75% Notes Indenture                           2.1(a)(ii)(A)(I)
Solvency Opinion                                3.5(b)
Stock Options                                   2.5
Stockholder Approval                            4.1
Stockholders' Agreement                         Recitals
Stockholders' Meeting                           3.2
Surviving Corporation                           1.1
Trading Day                                     2.3(e)
Voting Agreement                                Recitals
Warrant Agreement                               2.1(a)(ii)(A)(I)
Xetava                                          Introductory Paragraph


                  SECTION 7.7 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter, including the Original Merger Agreement.




                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, Avatex and Xetava have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                                AVATEX CORPORATION

                                                By: /s/ Abbey J. Butler
                                                    ---------------------------
                                                    Abbey J. Butler,
                                                    Co-Chief Executive Officer




                                                XETAVA CORPORATION

                                                By: /s/ Melvyn J. Estrin
                                                    ---------------------------
                                                    Melvyn J. Estrin,
                                                    Co-Chief Executive Officer

                                  SCHEDULE 2.6

EMPLOYMENT AGREEMENTS:
----------------------

1. Employment Agreement dated as of February 27, 1995, as amended by the Amendment thereto effective as of February 1, 1998, with Abbey J. Butler.

2. Employment Agreement dated as of November 12, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Tanis A. Darnell.

3. Employment Agreement, dated as of February 27, 1995, as amended by the Amendment thereto effective as of February 1, 1998, with Melvyn J. Estrin..

4. Employment Agreement dated as of November 7, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Edward L. Massman.

5.       Employment Agreement effective as of February 1, 1998, with John G.
         Murray.

6. Employment Agreement dated as of November 20, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Scott E. Peterson.

7. Employment Agreement dated as of November 12, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Grady E. Schleier.

8. Employment Agreement dated as of November 12, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Stephen N. Shapu.

9. Employment Agreement dated as of November 12, 1996, as amended by the Amendment thereto effective as of February 1, 1998, with Robert H. Stone.


INDEMNIFICATION AGREEMENTS:
---------------------------

1.       Indemnification Agreement dated as of October 23, 1997 with Abbey J.
         Butler.

2.       Indemnification Agreement dated as of October 23, 1997 with Melvyn J.
         Estrin.

3.       Indemnification Agreement dated as of October 23, 1997 with Edward L.
         Massman.

4.       Indemnification Agreement dated as of October 23, 1997 with John G.
         Murray.

5.       Indemnification Agreement dated as of October 23, 1997 with Scott E.
         Peterson.

6.       Indemnification Agreement dated as of October 23, 1997 with Grady E.
         Schleier.

7.       Indemnification Agreement dated as of October 23, 1997 with Robert H.
         Stone.

8.       Indemnification Agreement dated as of October 23, 1997 with Hyman H.
         Frankel.

9.       Indemnification Agreement dated as of October 23, 1997 with Fred S.
         Katz.



#600291 v1.

10.      Indemnification Agreement dated as of October 23, 1997 with William A.
         Lemer.

11. Indemnification Agreement dated as of October 23, 1997 with Charles C. Pecarro.

12.      Indemnification Agreement dated as of October 23, 1997 with John L.
         Wineapple.


BENEFIT PLANS:
--------------

1. Performance Incentive Plan, effective as of January 1, 1997, as amended by Amendment No. 1 thereto, effective as of June 23, 1997, and Amendment No. 2 thereto, effective as of January 22, 1998.

2. Avatex Corporation Employees' Savings and profit Sharing Plan, effective as of April 1, 1997.

3.       Avatex Corporation Employees' Medical Plan.

4.       Avatex Corporation Employees' Dental Plan.

5. Avatex Corporation Employees' Basic and Supplemental Voluntary Accidental Death and Dismemberment Plan.

6.       Avatex Corporation Employees' Long-Term Disability Plan.

7.       Avatex Corporation Employees' Short-Term Disability Plan.

8.       Avatex Corporation Employees' Vision Plan.

9.       Avatex Corporation Employees' Business Travel Accident Plan.

10. Avatex Corporation Employees' Basic and Supplemental Voluntary Life Insurance Plan.

11.      Avatex Corporation Employees'Flexible Benefit Program.

                                                                    EXHIBIT A


                         FORM OF STOCKHOLDERS' AGREEMENT

                                 (see attached)

                                                                    EXHIBIT B



                            FORM OF VOTING AGREEMENT

                                 (see attached)

                                                                    EXHIBIT C

                              CERTIFICATE OF MERGER
                                       OF

                               XETAVA CORPORATION

                                  WITH AND INTO

                               AVATEX CORPORATION

                                Under Section 251

                                       of

                      the Delaware General Corporation Law

                  AVATEX CORPORATION, a Delaware corporation, hereby certifies that:

                  FIRST: The name and the state of incorporation of each of the constituent corporations is as follows:

             Name                             State of Incorporation
             ----                             ----------------------

Avatex Corporation ("Avatex")                        Delaware

Xetava Corporation ("Xetava")                        Delaware

                  SECOND: An Agreement and Plan of Merger, dated as of May __, 1999 (the "Agreement of Merger"), by and between Avatex and Xetava has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations named above in accordance with Section 251 (and, with respect to Xetava, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

                  THIRD: The name of the surviving corporation is Avatex Corporation (the "Surviving Corporation").

                  FOURTH: The Certificate of Incorporation of Avatex shall be amended in its entirety to read as set forth in the Restated Certificate of Incorporation of Avatex attached hereto as Annex A, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof.

                  FIFTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving Corporation at 5190 N. Central Expressway, Suite 1780, Dallas, Texas 75206.

                  SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

                  IN WITNESS WHEREOF, Avatex has caused this certificate to be executed as of the day of ___________, 1999.



                                            AVATEX CORPORATION

                                            By:
                                                ------------------------------
                                                Name:
                                                Title:

                                                                    EXHIBIT D

                          FORM OF 6.75% NOTES INDENTURE

                                 (see attached)

                                                                   EXHIBIT E


                            FORM OF WARRANT AGREEMENT

                                 (see attached)

                                                                     EXHIBIT F


                   FORM OF NEWCO CERTIFICATE OF INCORPORATION

                                 (see attached)

                                                                     EXHIBIT G


                            FORM OF CLOSING RELEASES

                                 (see attached)











                                       G-1